Exhibit 5.1

April 9, 2025

Steakholder Foods Ltd.

5 David Fikes St.

Rehovot, 7632805
Israel

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel to Steakholder Foods Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”) which registers the offer, issuance and sale by the Company, from time to time, of up to US$30 million, in the aggregate, of any one or more of the following types of securities (the “Securities”):

(a)	American Depositary Shares (“ADSs”), each representing one hundred (100) ordinary shares, no par value, of the Company (“Ordinary Shares”);

(b)	Ordinary Shares;

(c)	warrants to purchase Ordinary Shares and/or ADSs (the “Warrants”);

(d)	units comprised of one or more of the securities that will be offered under the prospectus (the “Units”).

We have also acted as Israeli counsel to the Company in connection with the At The Market Offering Agreement, dated as of August 1, 2024 (the “ATM Agreement”), entered into by and between the Company and H.C. Wainwright & Co., LLC (the “Agent”) pursuant to which the Company may offer and sell ADSs having an aggregate offering price of up to $1,368,000 (the “ATM ADSs”). The ATM ADSs will be issued pursuant to the Registration Statement and the related prospectus contained therein covering the ATM ADSs.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, as amended, filed by the Company with the SEC and to which this opinion is attached as an exhibit; (ii) the articles of association of the Company, as currently in effect (the “Articles”); (iii) resolutions of the board of directors (the “Board”) of the Company; (iv) minutes of the meeting of the Board at which the execution of the ATM Agreement and the actions to be taken in connection therewith were approved; and (v) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Charter Documents and all applicable laws. We have assumed, in addition, that at the time of the execution and delivery of any definitive purchase, underwriting or similar agreement between the Company and any third party pursuant to which any of the Securities may be issued (a “Securities Agreement”), the Securities Agreement will be the valid and legally binding obligation of such third party, enforceable against such third party in accordance with its terms. We have further assumed that at the time of the issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1.	With respect to the Ordinary Shares, assuming (a) the taking of all necessary corporate action to authorize and approve the issuance of any Ordinary Shares, the terms of the offering thereof and related matters (for purposes of this paragraph 1, the “Shares Authorizing Resolutions”), (b) the effectiveness of the Registration Statement, and any amendments thereto (including any post-effective amendments), and that such effectiveness shall not have been terminated or rescinded, (c) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Ordinary Shares in compliance with the Securities Act and the applicable rules and regulations thereunder, (d) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Securities Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a report on Form 6-K, pursuant to which the Ordinary Shares may be issued and sold, and (e) receipt by the Company of the consideration for the Ordinary Shares as provided for in the Shares Authorizing Resolutions and in accordance with the provisions of any such Securities Agreement and the applicable convertible Securities, if any, pursuant to which the Ordinary Shares may be issued, such Ordinary Shares, including any Ordinary Shares issued upon exercise or conversion of any Securities, will be validly issued, fully paid and non-assessable.

2.	With respect to the Warrants, to the extent governed by the laws of the State of Israel, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and terms of any Warrants, the terms of the offering thereof and related matters (for purposes of this paragraph 2, the “Warrants Authorizing Resolutions”), (b) the effectiveness of the Registration Statement, and any amendments thereto (including any post-effective amendments), and that such effectiveness shall not have been terminated or rescinded, (c) the due authorization, execution and delivery of (i) the warrant agreement to be dated on or about the date of the first issuance of the applicable Warrants thereunder, by and between the Company and a warrant agent to be selected by the Company (each, a “Warrant Agreement”) and (ii) any certificates relating to the Warrants, (d) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Warrants in compliance with the Securities Act and the applicable rules and regulations thereunder, (e) entry by the Company into, and performance by the Company under, any applicable Warrant Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a report on Form 6-K, pursuant to which the Warrants may be issued and sold, (f) due establishment by all necessary corporate action and in conformity with the Articles (as then in effect), the Warrant Agreement and any warrant certificates, of the terms of the Warrants and of their issuance and sale, (g) due execution and counter-signature, in accordance with the provisions of the Warrant Agreement, and due issuance, sale and delivery, in accordance with the provisions of any such Warrant Agreement, the Registration Statement and the prospectus included therein, of the Warrants, and (h) receipt by the Company of the consideration for the Warrants as provided for in the Warrants Authorizing Resolutions and in accordance with the provisions of any such Securities Agreement, such Warrants, including any Ordinary Shares issued upon exercise or conversion of any Warrants, will constitute valid and legally binding obligations of the Company.

3.	With respect to the Units, to the extent governed by the laws of the State of Israel, assuming the (a) taking of all necessary corporate action to authorize and approve the issuance and the terms of the Units and any Securities that are components to the units, the terms of the offering thereof and related matters (for purposes of this paragraph 3, the “Units Authorizing Resolutions”), (b) the effectiveness (without termination or rescindment) of the Registration Statement, as finally amended (including any post-effective amendments), under the Securities Act, (c) the due authorization, execution and delivery of (i) the Unit Agreement to be dated on or about the date of the first issuance of the applicable Units thereunder, by and between the Company and a rights agent to be selected by the Company (a “Units Agreement”) and (ii) any certificates relating to the Units, (d) the delivery and filing of an appropriate prospectus supplement with respect to the offering of the Units in compliance with the Securities Act and the applicable rules and regulations thereunder, (e) approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Units Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a report on Form 6-K, pursuant to which the Units may be issued and sold, (f) due establishment by all necessary corporate action and in conformity with the Articles (as then in effect) and the Units Agreement and any rights certificates, of the terms of the Units and of their issuance and sale, (g) due execution and counter-signature, in accordance with the provisions of the Unit Agreement, and due issuance, sale and delivery, in accordance with the provisions of any such Units Agreement, the Registration Statement and the prospectus included therein, of the Units and (h) receipt by the Company of the consideration for the Units as provided for in the Units Authorizing Resolutions and in accordance with the provisions of any such Units Agreement, such Units will constitute valid and legally binding obligations of the Company.

4.	With respect to the Ordinary Shares represented by the ATM ADSs, assuming that prior to the issuance of any of ATM ADSs under the ATM Agreement, the price, number of Ordinary Shares represented by the ATM ADSs and certain other terms of issuance with respect to any specific placement notice delivered under the ATM Agreement will be authorized and approved by the Board or a pricing committee of the Board in accordance with Israeli law, all corporate proceedings necessary for the authorization, issuance and delivery of the Ordinary Shares represented by the ATM ADSs shall have been taken and, upon issuance pursuant to the terms of the ATM Agreement and in accordance with resolutions of the Board related to the offering of the Ordinary Shares represented by the ATM ADSs, the Ordinary Shares represented by the ATM ADSs will be validly issued, fully paid and non-assessable.

You have informed us that you intend to issue the Securities from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any Securities you will afford us an opportunity to review the corporate approval documents and operative documents pursuant to which such Securities are to be issued (including any of the Authorizing Resolutions mentioned in paragraphs 1-4 above, any Securities Agreement, Warrant Agreement, and Units Agreement, and an appropriate prospectus supplement), and we will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such Securities.

We have further assumed that, at the time of issuance and sale of Ordinary Shares and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Company’s Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Legal Matters” and, if applicable, “Enforcement of Civil Liabilities” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Law Offices
Meitar Law Offices

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